As filed with the U.S. Securities and Exchange Commission on September 21, 2021

Registration No. 333-234508

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-3 REGISTRATION STATEMENT NO. 333-234508

UNDER THE SECURITIES ACT OF 1933

New Senior Investment Group Inc.

(Exact name of registrant as specified in its charter)

Delaware	80-0912734
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

55 West 46th Street

New York, New York 10036

(646) 822-3700

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Carey S. Roberts

Executive Vice President, General Counsel and Ethics & Compliance Officer

Ventas, Inc.

353 N. Clark Street, Suite 3300

Chicago, Illinois 60654

(877) 483-6827

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Robin Panovka

Victor Goldfeld

Mark A. Stagliano

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE/DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by New Senior Investment Group Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “SEC):

•

Registration Statement on Form S-3 (No. 333-234508), filed with the SEC on November 5, 2019, which registered, in a primary offering, an indeterminate number or amount of securities which together could have an aggregate initial offering price not to exceed $750,000,000 and, in a secondary offering, 7,309,872 shares of common stock, par value $0.01 per share, of the Registrant that the selling stockholders named in the Registration Statement may offer for resale from time to time pursuant to the Registration Statement.

On September 21, 2021, pursuant to the Agreement and Plan of Merger, dated as of June 28, 2021, by and among the Registrant, Ventas, Inc., a Delaware corporation (“Ventas”), and Cadence Merger Sub LLC, a Delaware limited liability company and a subsidiary of Ventas (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant surviving the merger as a subsidiary of Ventas.

As a result of the Merger, the Registrant has terminated all offerings of securities pursuant to the Registration Statement. Accordingly, the Registrant, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement and, in accordance with undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on September 21, 2021.

NEW SENIOR INVESTMENT GROUP INC.

By:	/s/ Brian K. Wood
Name: Brian K. Wood
Title: Vice President and Treasurer

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.